Exhibit 99.1

FOR IMMEDIATE RELEASE

January 26, 2012

PDC Energy Reports 2011 Production Increase of 26% to 47.5 Bcfe; Year-End 2011 Proved Reserve Increase of 18% to Over One Tcfe; Reserve Replacement of 435%; and a 95% Increase of PV-10 Value of Proved Reserves to Approximately $1.4 Billion

DENVER, CO, January 26, 2012: Petroleum Development Corporation (dba PDC Energy) (“PDC” or the “Company”) (Nasdaq: PETD) today reported 2011 key operating results including production and year-end reserves, and provided 2012 capital budget details and production estimates.

2011 Reserves

The Company’s independent reserve engineers completed their estimate of PDC’s year-end 2011 proved reserves in accordance with SEC guidelines. Total proved reserves as of December 31, 2011 increased 18% to slightly over one trillion cubic feet equivalent (“Tcfe”), from 861 billion cubic feet equivalent (“Bcfe”) reported as of December 31, 2010. Reserve replacement from all sources was 435% of 2011 production. Proved developed (PD) reserves increased to 46% of total reserves at December 31, 2011 compared to 35% of total reserves at December 31, 2010. The increase in the proved developed reserve percentage was attributable to the Company’s development drilling program and the reclassification of refracs and recompletions in the Wattenberg Field from the proved undeveloped (“PUD”) category to the proved developed non-producing (PDNP) category. PDC’s 2011 year-end proved reserves of over one Tcfe were comprised of approximately 66% natural gas, 22% crude oil, and 12% natural gas liquids (“NGLs”). The Company’s internal estimate of proved, probable and possible (3P) reserves increased from 1.4 Tcfe at December 31, 2010 to 2.1 Tcfe at December 31, 2011.

The Company’s PV-10 value of proved reserves increased 95% to approximately $1.4 billion at December 31, 2011, from $693 million at December 31, 2010, primarily driven by reserve additions in the liquid-rich Wattenberg Field, particularly from the horizontal Niobrara program.

Reserve values in 2011 were calculated utilizing NYMEX prices(1) of $4.12 per million British Thermal Units (MMBtu) for natural gas and $96.19 per barrel (“Bbl”) for crude oil. The Company’s average realized prices were $3.41/Mcf for natural gas, $88.94/Bbl for crude oil, and $39.59/Bbl for NGLs, after adjustments to NYMEX prices for energy content, quality and basis differentials. Average realized prices in 2010 were $3.54/Mcf for natural gas, $71.95/Bbl for crude oil, and $34.12/Bbl for NGLs.

(1)	Reflects the previous twelve months’ first of the month price average based on SEC pricing parameters.

	September 30,	September 30,	September 30,
2011 Proved Reserves Summary
	Proved Reserves (Bcfe)	SEC PV-10 ($MM)	SEC PV-10 ($Mcfe)
Beginning balance, at December 31, 2010	861	$693	$0.80
Drilling, improved well performance and pricing revisions	159
Acquisitions	48
Divestitures	(5)
Production	(47)

Ending balance, at December 31, 2011	1,016	$1,350	$1.33

During 2011, PDC added 159 Bcfe of proved reserves through a combination of drilling, improved well performance and commodity price changes, which was offset partially by the assumption of reduced investments in the Piceance Field over the next five years. In addition, the Company added 48 Bcfe of proved reserves from its portion of the Seneca Upshur acquisition by its Appalachian joint venture and partnership purchases. Proved reserves were decreased by five Bcfe in 2011 for the divestiture of non-core assets.

The following table provides PDC’s 2011 total proved reserves (1P) by major operating area:

	September 30,	September 30,
Total Proved Reserves (1P) at December 31,
(Bcfe)
	Total Proved Reserves (1P)
	2010	2011
Wattenberg	303	459
Piceance	414	322
NECO	44	35
Appalachian/Marcellus Shale JV	66	135
Permian	32	65
Other Areas	2	—

Total:	861	1,016

On December 22, 2011, the Company announced the signing of a definitive agreement to sell its remaining Permian Basin assets for approximately $174 million. The sale is scheduled to close during the first quarter of 2012. The reserve report for December 31, 2011 includes these Permian reserves. The following table outlines the pro forma effect of the anticipated sale of Permian assets:

	September 30,	September 30,
Permian Basin Divestiture Summary
	Pre-Permian Asset Sale	Post-Permian Asset Sale
Proved reserves (Bcfe)	1,016	951
Before tax, PV-10 ($MM)	$1,350	$1,235
Percent proved developed	46%	48%
Percent crude oil / NGLs	34%	30%
Net production exit rate (MMcfe/d at Y-E 2011)	146	139

2011 Production and Activity

Total 2011 production, including the Permian Basin, increased 26% from 2010 production to 47.5 Bcfe compared to PDC’s guidance of 46.5 Bcfe. The daily exit rate for net production on December 31, 2011, including the Permian Basin, was 146 million cubic feet equivalent (“MMcfe”), which was comprised of 62% natural gas, 27% crude oil and 11% NGLs.

The Company drilled 200 gross wells in 2011, compared to 213 gross wells in 2010. The Company’s 2011 operating focus was primarily in the Wattenberg Field where PDC drilled 17 horizontal Niobrara wells, 80 vertical wells, 190 refrac/recomplete projects, and participated in 49 non-operated drilling projects.

In the core Wattenberg Field, 14 of the Company’s horizontal Niobrara wells were on-line with reportable production averaging peak 24-hour rates of 600 barrels of oil equivalent per day (“Boe/d”) and 30-day initial production (IP) rates of 470 Boe/d. Based on these results, the Company has increased its internal type curve estimate for horizontal Niobrara wells in the core Wattenberg area to a range of 300 to 500 thousand barrels of oil equivalent (MBoe). PDC also drilled 23 wells and recompleted two wells in the Permian Basin, and 17 wells in the Piceance Basin.

In 2011, the Company’s 50-50 joint venture in the Appalachian Basin (“PDCM”) spud ten horizontal Marcellus wells, completed six horizontal Marcellus wells and initiated certain midstream projects. The most recent three-well pad, which came on-line at year-end 2011 and early 2012, was producing at an initial combined rate of approximately 18 MMcf/d.

2012 Plans

PDC’s capital budget for 2012, as previously announced, has been approved for approximately $284 million, including $198 million of development capital and $86 million for acquisitions, leasehold, exploration and other expenditures. Approximately 85% of the development capital, or $168 million, will be invested in the Wattenberg Field to drill 27 horizontal wells, complete approximately 210 refracs/recompletes and fund $26 million of non-operated drilling projects. The development capital budget also includes $12 million to complete nine wells in the Piceance Basin which were drilled in the first half of 2011. The Company plans to invest up to $12 million in PDCM for drilling and midstream initiatives. The balance of PDCM’s capital budget will be provided by the joint venture’s cash flow from operations and borrowings under the joint venture’s revolving credit facility. Depending on the timing, structure and size of the Company’s consummation of a joint venture in the Utica Shale, the remaining capital budget of $86 million may be invested in Utica acreage purchases and development, a second rig in the liquids-rich horizontal Niobrara play in the Wattenberg Field, or used to fund the purchase of additional partnerships.

The Company previously estimated 2012 production will increase approximately 21% to 53 Bcfe, pro forma for the sale of the Permian Basin assets. Based on actual net production for 2011 of 47.5 Bcfe, or 45 Bcfe net of Permian Basin production for 2011, PDC estimates net production will increase approximately 18% in 2012 compared to 2011 production net of Permian. The 2012 production estimate excludes production volumes which could be added in the event the Company operates an additional rig to drill horizontal Niobrara wells in the Wattenberg Field or completes additional partnership purchases in 2012.

James Trimble, President and Chief Executive Officer, stated, “Our 2011 operating results were very positive and exceeded our expectations. We realized strong double-digit increases in both production and reserve volumes from 2010, and our PV-10 value of proved reserves nearly doubled to approximately $1.4 billion. Reserve replacement was an impressive 435%. In 2012, we plan to accelerate our drilling in the liquid-rich horizontal Niobrara development in the Wattenberg Field and expect to further develop and de-risk our PDCM Marcellus Shale position. We continue to build our acreage position in the Utica Shale play as we implement our 2012 drilling program. We look forward to forming a joint venture to accelerate the development of the Utica Shale play.”

Upcoming Conference Presentations

PDC is scheduled to attend the Credit Suisse Energy Summit in Vail, Colorado and host a dinner on February 6, 2012 and present at EnerCom’s Oil and Services Conference in San Francisco, California on Tuesday, February 21, 2012. Please see the Company’s website at www.petd.com for full details and webcast information.

PDC Analyst Day

PDC plans to host an analyst day in Boston on Tuesday, March 13, 2012. This event is scheduled to be held at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts, 02110. The related slide presentation will be available on the Company’s website immediately prior to the event.

About PDC Energy

PDC Energy is an independent energy company engaged in the development, production and marketing of natural gas and oil. Its operations are focused primarily in the Wattenberg Field of Colorado, including the horizontal Niobrara, the Marcellus Shale development in West Virginia and the Utica Shale in Ohio. PDC is included in the S&P Small Cap 600 Index and the Russell 3000 Index of Companies.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (“Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (“Exchange Act”) regarding PDC’s business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this report are forward-looking statements. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein, which include statements regarding the Company’s future financial and operating results; the successful closing of the Permian divestiture in the first quarter; PDC’s expected use of proceeds from such divestiture, PDC’s continuing efforts to seek a working interest partner in the Utica and the timing of finalizing such plans; PDC’s expected 2012 capital budget, including anticipated liquidity and capital expenditures; 2012 drilling and operations plans, including plans to accelerate drilling in the liquid-rich horizontal Niobrara development in the Wattenberg Field; 2012 estimated natural gas and oil production and reserves, including expected 2012 production, anticipated oil and NGLs mix, and approximated increase over estimated 2011 production; planned investment in our joint venture, PDCM, and our plan to continue to develop and de-risk our Marcellus Shale position through PDCM; potential investment in additional Utica acreage and development; the potential purchase of additional partnerships; availability of capital future cash flows; anticipated liquidity, anticipated capital expenditures and management’s strategies, plans and objectives. However, these are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this press release reflect the Company’s good faith judgment, such statements can only be based on facts and factors currently known to it. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of natural gas and oil, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	changes in production volumes, worldwide demand and commodity prices for natural gas and oil;

•	changes in estimates of proved reserves and internal estimates of probable and/or possible reserves;

•	declines in the values of our natural gas and oil properties resulting in impairments;

•	the timing and extent of our success in discovering, acquiring, developing and producing natural gas and oil reserves;

•	the ability to acquire leases, drilling rigs, services and supplies, including water rights, at reasonable prices;

•	reductions in the borrowing base under the credit facility;

•	risks incident to the drilling and operation of natural gas and oil wells;

•	future production and development costs;

•	the availability of sufficient pipeline and other transportation facilities to carry our production and the impact of these facilities on price;

•	the effect of existing and future laws, governmental regulations and the political and economic climate of the United States;

•	changes in environmental laws and the regulations and enforcement related to those laws;

•	the identification of and severity of environmental events and governmental responses to the events;

•	the effect of natural gas and oil derivative activities;

•	conditions in the capital markets; and

•	losses possible from pending or future litigation.

Further, PDC urges you to carefully review and consider the cautionary statements made in this press release, the Item 1-A Risk Factors in the 2010 annual report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission (“SEC”) on February 24, 2011, as amended on April 21, 2011 and May18, 2011, and other subsequent filings with the SEC for further information on risks and uncertainties that could affect the Company’s business, financial condition and results of operations, which are incorporated by this reference as though fully set forth herein. The Company cautions you not to place undue reliance on forward-looking statements, which speak only as of the date made. Other than as required under the securities laws, PDC undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward looking statements are qualified in their entirety by this cautionary statement.

Contact:	Ron Wirth
Director Investor Relations
(303)860-5830
rwirth@petd.com

Marti Dowling
Investor Relations Manager
(303)831-3926
mdowling@petd.com

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